AGREEMENT AND GENERAL RELEASE
THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this 19th day of July, 2019, by and among Kingstone Companies, Inc. (the “Company”), Kingstone Insurance Company (“KICO”, referred to collectively herein with the Company as “EMPLOYER”), and Dale A. Thatcher  (“EMPLOYEE”).
WHEREAS, EMPLOYEE and the Company are parties to that certain Employment Agreement dated and effective as of January 1, 2019 (the “Company Employment Agreement”) and EMPLOYEE and KICO are parties to that certain Employment Agreement dated and effective as of January 1, 2019 (together with the Company Employment Agreement, the “Employment Agreements”);
WHEREAS, in accordance the terms of the Employment Agreements, EMPLOYEE has given notice to EMPLOYER of his desire to retire and, in accordance with the terms of the Employment Agreements, EMPLOYER AND EMPLOYEE have agreed that it is in the best interest of all parties that such retirement will become effective as of July19, 2019 (the “Separation Date”); and
WHEREAS, the purpose of this Agreement is to set forth the payments and benefits that will be provided to EMPLOYEE, and the obligations of the parties in connection with, EMPLOYEE’S termination of employment;
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.          Termination of Employment.  EMPLOYER and EMPLOYEE agree that EMPLOYEE’S employment with EMPLOYER will cease effective on the Separation Date. On the Separation Date, EMPLOYEE shall be terminated from all positions, directorships and offices he holds with EMPLOYER, including but not limited to the position of President and Chief Executive Officer of the Company and the position of President and Chief Executive Officer of KICO. EMPLOYEE’s participation in all employee benefit plans of EMPLOYER, except as otherwise stated herein, will cease on the Separation Date. EMPLOYEE further agrees that he will not hereafter seek reinstatement, recall or reemployment with EMPLOYER.  As required by the terms of the Employment Agreements, EMPLOYEE hereby covenants that he shall not accept any operating executive role with another property and casualty insurance company for a period of three (3) years following the Separation Date.  For the avoidance of doubt, EMPLOYER acknowledges and agrees that any service to a property and casualty insurance company or other competitor shall not constitute a breach of this Agreement or EMPLOYEE’s surviving restrictive covenants set forth in Section 7 of the Employment Agreements so long as such service is in an advisory, non-employee capacity (e.g. as a director) and not as an employee or as a consultant tasked with an operational role and provided that the other requirements of the applicable restrictive covenants of Section 7 of the Employment Agreements are satisfied (e.g. he complies with the confidentiality provisions).

2.          Payments Upon Termination.  EMPLOYER shall pay EMPLOYEE the following amounts and provide the following benefits in connection with EMPLOYEE’S termination of employment which EMPLOYEE agrees will be in full satisfaction of all payments and benefits and other amounts due him under the terms of the Employment Agreements upon his termination of employment:
(a)          an amount equal to $381,111.11 (which represents the amount of his Base Salary that he would have received pursuant to the terms of the Employment Agreements had he remained employed through March 31, 2020), payable in substantially equal installments in accordance with the normal payroll practices of the Company over the period commencing on the Separation Date and ending on December 31, 2019;
(b)          a cash payment equal to $5,000 (Five Thousand Dollars and no Cents) in full satisfaction for any bonus payments due to EMPLOYEE pursuant to Section 11.5 of the Employment Agreements, payable on December 31, 2019;
(c)          continuing group health insurance coverage pursuant to and in accordance with section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), provided that the applicable premium for such coverage for the period commencing on the Separation Date and ending on March 31, 2020 shall be equal to the premium applicable to similarly-situated active employees of the Company for the same type and level of coverage; and
(d)          continued vesting of all previously granted but unvested stock awards as of the Separation Date, as reflected on Schedule A attached hereto, in accordance with the applicable vesting schedule as if EMPLOYEE had continued to be employed by the Company, notwithstanding any provision to the contrary in any operative agreement concerning such stock awards.
For the avoidance of doubt, EMPLOYEE acknowledge and agrees that he will not be entitled to any further grants of stock awards after the Separation Date and hereby waives any right that he may have had to any such grant under the terms of the Employment Agreements.  All payments pursuant this Paragraph 2 shall be subject to all applicable tax withholdings.  Both the Company and KICO shall be jointly and severally liable to EMPLOYEE for the payments and benefits specified in this Agreement.
3.          Severance Payment.
(a)          If EMPLOYEE executes, confirms, and does not revoke this Agreement, as a severance payment and in consideration for this Agreement (other than the payments and benefits set forth in Paragraph 2), EMPLOYER shall pay EMPLOYEE the sum of $20,000 (Twenty Thousand Dollars and No Cents), less tax withholdings, payable in a lump sum on the sixtieth (60th) day after the Separation Date, assuming that this Agreement has been fully executed, confirmed, and not revoked as of such date.
(b)          The payments described in this Paragraph 3 will not be counted as compensation for any employee benefit plan or program.

(c)          The payments described in this Paragraph 3 are over and above that to which EMPLOYEE is otherwise entitled upon the termination of his employment from EMPLOYER, whether pursuant to the Employment Agreements or otherwise.
4.          General Release.
(a)          In consideration of the payments to be made by EMPLOYER to EMPLOYEE in Paragraph 3 above, EMPLOYEE, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, and subject to the exceptions set forth in Paragraph 4(b) below, releases and discharges EMPLOYER, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “EMPLOYER Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  Without limiting the generality of the foregoing, it being the intention of the parties to make this General Release as broad and as general as the law permits (subject to the exceptions set forth in Paragraph 4(b) below), this Release specifically includes any and all subject matters and claims arising from any alleged violation by the EMPLOYER Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the New York Human Rights Law, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with EMPLOYER, the termination of his employment with EMPLOYER, or involving any continuing effects of his employment with EMPLOYER or termination of employment with EMPLOYER, including any claims arising under the Employment Agreements.  EMPLOYEE further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. EMPLOYEE hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of New York.
(b)          Notwithstanding Paragraph 4(a), EMPLOYEE acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that EMPLOYEE disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, except that nothing in this Agreement limits EMPLOYEE’s right to receive an award or bounty for providing information to a governmental authority pursuant to any law or regulation.  Additionally, EMPLOYEE is not waiving (i) any claim for the benefits provided for in this Agreement, including, without limitation, to stock awards previously granted to EMPLOYEE (as described in Paragraph 2(d); (ii) any vested retirement benefits under any EMPLOYER plan; (iii) his rights to indemnification by EMPLOYER, whether pursuant to applicable law, contract or the EMPLOYER’s organizing documents; (iv) his rights under any applicable directors and officers (D&O) or other insurance policies; or (v) his rights under COBRA.
5.          Representation by the Employer.  Each of the Company and KICO represent and warrant that they are not aware of any facts or circumstances that would give rise to a claim against EMPLOYEE.  The parties acknowledge that the foregoing representation and warranty is a material inducement to EMPLOYEE’s provision of the release of claims set forth in Paragraph 4.
6.          Severability.  If any provision of this Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
7.          Waiver.  A waiver by EMPLOYER of a breach of any provision of this Agreement by EMPLOYEE shall not operate or be construed as a waiver or estoppel of any subsequent breach by EMPLOYEE.  No waiver shall be valid unless in writing and signed by an authorized officer of  EMPLOYER. A waiver by EMPLOYEE of a breach of any provision of this Agreement by EMPLOYER shall not operate or be construed as a waiver or estoppel of any subsequent breach by EMPLOYER.  No waiver shall be valid unless in writing and signed by EMPLOYEE.
8.          Survival of Certain Employment Agreement Provisions. EMPLOYEE agrees that the provisions of Section 7 (Restrictive Covenants), Section 12 (Injunctive Relief; Remedies), and Section 14 (Arbitration) of each of the Employment Agreements, survive the termination of EMPLOYEE’s employment together with any applicable definitions (as may be amended herein) used in such Sections contained in the Employment Agreements.

9.          Non-Admission:  The parties understand and agree that their entry into this Agreement and their promises set forth therein shall not be construed as an admission of any liability or obligation by EMPLOYER or EMPLOYEE to the other party or to any other person, and no party makes any such admission.
10.          No Disparaging, Untrue Or Misleading Statements.  EMPLOYEE agrees that he will not make, to any third party, any disparaging written or oral statements about or relating to, respectively, EMPLOYER, its products or services, or about or relating to any officer, director, agent, employee, or other person acting on EMPLOYER’S behalf.  The Company and KICO each agree that their directors and executive officers will not make, to any third party, any disparaging written or oral statements about or relating to EMPLOYEE.  For the avoidance of doubt, nothing in this Agreement or in any of the surviving provisions of the Employment Agreements shall be construed to inhibit EMPLOYEE, EMPLOYER or any other person from providing truthful testimony in any legal or administrative proceeding.
11.          Return of EMPLOYER Materials. EMPLOYEE represents that he has returned, or will return, within three (3) business days of the Separation Date, all EMPLOYER property and all originals and all copies, including electronic and hard copy, of all EMPLOYER documents, within his possession as of the Separation Date, including but not limited to a laptop computer, credit card, and keys.
12.          Representation.  EMPLOYEE hereby agrees that the release set forth in Paragraph 4 of this Agreement  is given knowingly and voluntarily and acknowledges that:
(a)          this Agreement is written in a manner understood by EMPLOYEE;
(b)          this release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;
(c)          EMPLOYEE has not waived any rights arising after the date of this Agreement;
(d)          EMPLOYEE has received valuable consideration in exchange for the release in addition to amounts EMPLOYEE is already entitled to receive; and
(e)          EMPLOYEE has been advised to consult with an attorney prior to executing this Agreement.
13.          Consideration and Revocation.  EMPLOYEE is receiving this Agreement on July 18, 2019, and EMPLOYEE shall be given twenty one (21) days from receipt of this Agreement to consider whether to sign the Agreement. EMPLOYEE agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty one (21) day period.  Moreover, EMPLOYEE shall have seven (7) days following execution to revoke this Agreement in writing to William Yankus (in care of the Company at its principal corporate offices) and the Agreement shall not take effect until those seven (7) days have ended.
14.          Section 409A Compliance.  This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and final Treasury regulations and other guidance promulgated thereunder (collectively, “Code Section 409A”) or shall comply with the requirements of Code Section 409A.
15.          Amendment.  This Agreement may not be altered, amended, or modified except in writing signed by both EMPLOYEE and  EMPLOYER.
16.          Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
17.          Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns.  Neither party may assign its respective interests hereunder without the express written consent of the other party.
18.          Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
19.          Execution of Agreement.  This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.
PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
If EMPLOYEE signs this Agreement less than 21 days after he receives it from EMPLOYER, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the EMPLOYER.
IN WITNESS WHEREOF, EMPLOYEE and EMPLOYER have voluntarily signed this Agreement and General Release on the date set forth below.

KINGSTONE COMPANIES, INC.		DALE A. THATCHER

By:	William Yankus /s/ William Yankus

Its:	Compensation Committee Chair	/s/ Dale A. Thatcher
Dale A. Thatcher

Date: July 19, 2019		Date: 7/19/19

KINGSTONE INSURANCE COMPANY

By:	/s/ William Yankus

Its:	Comp Committee Chair

Date: July 19, 2019

Schedule A

Unvested Stock Awards Subject to Continued Vesting

Stock Awards Granted in 2018
•	vesting March 2020: 11,905 shares
•	vesting March 2021: 11,905 shares

Stock Awards Granted in 2019
•	vesting March 2020: 14,077 shares
•	vesting March 2021: 14,077 shares
•	vesting March 2022: 14,076 shares